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                                                             EXHIBIT 10.4




                       AGREEMENT AND PLAN OF MERGER


                         DATED AS OF JANUARY 26, 1999


                                     AMONG


                            WARNER-LAMBERT COMPANY,


                          WLC ACQUISITION CORPORATION


                                      AND


                         AGOURON PHARMACEUTICALS, INC.






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

                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                                  THE MERGER  . . . . . . . . . . . . . .    2
         1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3  Effective Time  . . . . . . . . . . . . . . . . . . . . . .    2
         1.4  Effects of the Merger . . . . . . . . . . . . . . . . . . .    3
         1.5  Certificate of Incorporation  . . . . . . . . . . . . . . .    3
         1.6  By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.7  Officers and Directors of Surviving Corporation . . . . . .    3
         1.8  Effect of Merger on Capital Stock . . . . . . . . . . . . .    3
         1.9  Dissenting Agouron Common Shares  . . . . . . . . . . . . .    4
         1.10 Agouron Stock Options  . . . . . . . . . . . . . . . . . .     4
         1.11 Certain Adjustments  . . . . . . . . . . . . . . . . . . .     6

                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES   . . . . . . . . . .    6
         2.1  Exchange Fund . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2  Exchange Procedures . . . . . . . . . . . . . . . . . . . .    6
         2.3  Distributions with Respect to Unexchanged Shares  . . . . .    7
         2.4  No Further Ownership Rights in Agouron Common Stock . . . .    8
         2.5  No Fractional Shares of Warner-Lambert Common Stock . . . .    8
         2.6  Termination of Exchange Fund  . . . . . . . . . . . . . . .    9
         2.7  No Liability  . . . . . . . . . . . . . . . . . . . . . . .    9
         2.8  Investment of the Exchange Fund . . . . . . . . . . . . . .    9
         2.9  Lost Certificates . . . . . . . . . . . . . . . . . . . . .    9
         2.10 Withholding Rights . . . . . . . . . . . . . . . . . . . .    10
         2.11 Further Assurances . . . . . . . . . . . . . . . . . . . .    10
         2.12 Stock Transfer Books . . . . . . . . . . . . . . . . . . .    10

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES  . . . . . . . . .   11
         3.1  Representations and Warranties of Warner-Lambert. . . . . .   11
               (a)  Organization, Standing and Power; Subsidiaries  . . .   11
               (b)  Capital Structure   . . . . . . . . . . . . . . . . .   12
               (c)  Authority; No Conflicts   . . . . . . . . . . . . . .   13
               (d)  Reports and Financial Statements  . . . . . . . . . .   15
               (e)  Information Supplied  . . . . . . . . . . . . . . . .   16
               (f)  Board Approval  . . . . . . . . . . . . . . . . . . .   17
               (g)  Litigation; Compliance with Laws  . . . . . . . . . .   17
               (h)  Absence of Certain Changes or Events  . . . . . . . .   18

               (i)  Environmental Matters   . . . . . . . . . . . . . . .   19
               (j)  Brokers or Finders  . . . . . . . . . . . . . . . . .   19
               (k)  Opinion of Warner-Lambert Financial Advisor   . . . .   19
               (l)  Accounting Matters  . . . . . . . . . . . . . . . . .   19
         3.2  Representations and Warranties of Agouron . . . . . . . . .   20
               (a)  Organization, Standing and Power; Subsidiaries  . . .   20
               (b)  Capital Structure   . . . . . . . . . . . . . . . . .   21
               (c)  Authority; No Conflicts   . . . . . . . . . . . . . .   22
               (d)  Reports and Financial Statements  . . . . . . . . . .   23
               (e)  Information Supplied  . . . . . . . . . . . . . . . .   25
               (f)  Board Approval  . . . . . . . . . . . . . . . . . . .   25
               (g)  Vote Required   . . . . . . . . . . . . . . . . . . .   26
               (h)  Litigation; Compliance with Laws  . . . . . . . . . .   26
               (i)  Absence of Certain Changes or Events  . . . . . . . .   26
               (j)  Environmental Matters   . . . . . . . . . . . . . . .   27
               (k)  Intellectual Property   . . . . . . . . . . . . . . .   29
               (l)  Rights Agreement  . . . . . . . . . . . . . . . . . .   29
               (m)  Brokers or Finders  . . . . . . . . . . . . . . . . .   30
               (n)  Opinion of Agouron Financial Advisor  . . . . . . . .   30
               (o)  Accounting Matters  . . . . . . . . . . . . . . . . .   30
               (p)  Taxes   . . . . . . . . . . . . . . . . . . . . . . .   30
               (q)  Certain Contracts   . . . . . . . . . . . . . . . . .   32
               (r)  Employee Benefit Plans  . . . . . . . . . . . . . . .   32
               (s)  Labor Matters   . . . . . . . . . . . . . . . . . . .   34
               (t)  Affiliate Transactions  . . . . . . . . . . . . . . .   35
               (u)  Material Contract Defaults  . . . . . . . . . . . . .   35
               (v)  Insurance   . . . . . . . . . . . . . . . . . . . . .   36
               (w)  Year 2000 Compliance  . . . . . . . . . . . . . . . .   36
               (x)  Supply  . . . . . . . . . . . . . . . . . . . . . . .   36
               (y)  Investigational Compounds and Viracept   . . . . . . .  37
               (z)  Generic Drug Enforcement Act   . . . . . . . . . . . .  37
         3.3  Representations and Warranties of Warner-Lambert and
               Merger Sub   . . . . . . . . . . . . . . . . . . . . . . .   37
               (a)  Organization  . . . . . . . . . . . . . . . . . . . .   37
               (b)  Corporate Authorization   . . . . . . . . . . . . . .   37
               (c)  Non-Contravention   . . . . . . . . . . . . . . . . .   37
               (d)  No Business Activities  . . . . . . . . . . . . . . .   38

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . .   38
         4.1  Conduct of Business of Agouron Pending the Merger . . . . .   38
         4.2  Conduct of Business of Warner-Lambert Pending the
               Merger   . . . . . . . . . . . . . . . . . . . . . . . . .   42
         4.3  Governmental Filings  . . . . . . . . . . . . . . . . . . .   43
         4.4  Control of Other Party's Business . . . . . . . . . . . . .   43

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS  . . . . . . . . . . .   44
         5.1  Preparation of Form S-4 and the Proxy Statement;
               Stockholders Meeting   . . . . . . . . . . . . . . . . . .   44
         5.2.  Accountant's Letters . . . . . . . . . . . . . . . . . . .   45
         5.3  Access to Information . . . . . . . . . . . . . . . . . . .   46
         5.4  Reasonable Best Efforts . . . . . . . . . . . . . . . . . .   47
         5.5  No Solicitation of Transactions . . . . . . . . . . . . . .   49
         5.6  Employee Benefits Matters . . . . . . . . . . . . . . . . .   50
         5.7  Directors' and Officers' Indemnification and Insurance  . .   53
         5.8  Notification of Certain Matters.  . . . . . . . . . . . . .   53
         5.9  Public Announcements  . . . . . . . . . . . . . . . . . . .   54
         5.10 Listing of Shares of Warner-Lambert Common Stock . . . . .    54
         5.11 Affiliates . . . . . . . . . . . . . . . . . . . . . . . .    54
         5.12 Amendment to the Rights Agreement  . . . . . . . . . . . .    55
         5.13 Divisional Stock Proposal  . . . . . . . . . . . . . . . .    55

                                  ARTICLE VI

                             CONDITIONS PRECEDENT   . . . . . . . . . . .   55
         6.1  Conditions to Each Party's Obligation to Effect the
               Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   55
               (a)  Stockholder Approval  . . . . . . . . . . . . . . . .   56
               (b)  No Injunctions or Restraints, Illegality  . . . . . .   56
               (c)  HSR Act . . . . . . . . . . . . . . . . . . . . . . .   56
               (d)  NYSE Listing  . . . . . . . . . . . . . . . . . . . .   56
               (e)  Effectiveness of the Form S-4   . . . . . . . . . . .   56
               (f)  Pooling . . . . . . . . . . . . . . . . . . . . . . .   56
         6.2  Additional Conditions to Obligations of Warner-Lambert
               and Merger Sub . . . . . . . . . . . . . . . . . . . . . .   57
               (a)  Representations and Warranties  . . . . . . . . . . .   57
               (b)  Performance of Obligations of Agouron   . . . . . . .   57
               (c)  Tax Opinion   . . . . . . . . . . . . . . . . . . . .   57
               (d)  No Material Adverse Change  . . . . . . . . . . . . .   58
               (e)  Rights Agreement  . . . . . . . . . . . . . . . . . .   58
               (f)  Dissenting Agouron Shares . . . . . . . . . . . . . .   58
         6.3  Additional Conditions to Obligations of Agouron. .  . . . .   58
               (a)  Representations and Warranties  . . . . . . . . . . .   58
               (b)  Performance of Obligations of Warner-Lambert. . . . .   59
               (c)  Tax Opinion   . . . . . . . . . . . . . . . . . . . .   59
               (d)  No Material Adverse Change  . . . . . . . . . . . . .   59

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT  . . . . . . . . . .   59
         7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . .   59

         7.2  Effect of Termination . . . . . . . . . . . . . . . . . . .   61
         7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . .   61
         7.4  Amendment . . . . . . . . . . . . . . . . . . . . . . . . .   63
         7.5  Extension; Waiver . . . . . . . . . . . . . . . . . . . . .   63

                                 ARTICLE VIII

                              GENERAL PROVISIONS  . . . . . . . . . . . .   63
         8.1  Non-Survival of Representations, Warranties and
               Agreements   . . . . . . . . . . . . . . . . . . . . . . .   63
         8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         8.3  Interpretation  . . . . . . . . . . . . . . . . . . . . . .   65
         8.4  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   65
         8.5  Entire Agreement; No Third Party Beneficiaries  . . . . . .   65
         8.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . .   66
         8.7  Severability  . . . . . . . . . . . . . . . . . . . . . . .   66
         8.8  Assignment  . . . . . . . . . . . . . . . . . . . . . . . .   66
         8.9  Submission to Jurisdiction; Waivers . . . . . . . . . . . .   66
         8.10 Enforcement  . . . . . . . . . . . . . . . . . . . . . . .    67
         8.11 Definitions  . . . . . . . . . . . . . . . . . . . . . . .    67

                               LIST OF EXHIBITS


Exhibit             Title

1.5            Certificate of Incorporation
1.7            Board of Directors of Surviving Corporation
3.2(z)         Generic Drug Enforcement Act Barred Individuals
5.6(a)         Employees Excluded from Certain Benefit Plans
5.11           Form of Affiliate Letter

         AGREEMENT AND PLAN OF MERGER, dated as of January 26, 1999 (this "Agreement"), among WARNER-LAMBERT COMPANY, a Delaware corporation ("Warner-Lambert"), WLC ACQUISITION CORPORATION, a California corporation and a direct wholly-owned subsidiary of Warner-Lambert ("Merger Sub"), and AGOURON PHARMACEUTICALS, INC., a California corporation ("Agouron").


                             W I T N E S S E T H:


         WHEREAS, the Boards of Directors of Agouron and Warner-Lambert deem it advisable and in the best interests of each corporation and its respective stockholders that Agouron and Warner-Lambert engage in a business combination in order to advance the long-term strategic business interests of Agouron and Warner-Lambert;

         WHEREAS, the combination of Agouron and Warner-Lambert shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

         WHEREAS, in furtherance thereof, the respective Boards of Directors of Agouron and Warner-Lambert have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, without par value, of Agouron ("Agouron Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Agouron, will be converted into the right to receive shares of voting common stock, par value $1.00 per share, of Warner-Lambert ("Warner-Lambert Common Stock") as set forth in Section 1.8;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

         WHEREAS, as a condition to its willingness to enter into this Agreement, Warner-Lambert has required that, simultaneously with the execution hereof, Agouron enter into the option agreement ("Stock Option Agreement"), dated as of the date hereof, with Warner-Lambert, pursuant to which Agouron is granting to Warner-Lambert an option to purchase up to 19.9% of Agouron Common Stock on the terms and conditions set forth therein.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Stock Option Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into Agouron at the Effective Time. Immediately, following the Merger, the separate corporate existence of Merger Sub shall cease and Agouron shall continue as the surviving corporation (the "Surviving Corporation") under the name Agouron.

         1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

         1.3 Effective Time. At the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the CGCL and (ii) make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the California Secretary of State or at such subsequent time as Warner-Lambert and Agouron shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Agouron and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Agouron and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

         1.5 Certificate of Incorporation. The certificate of incorporation of Agouron, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form set forth as Exhibit 1.5 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         1.6 By-Laws. At the Effective Time and without any further action on the part of Agouron and Merger Sub, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

         1.7 Officers and Directors of Surviving Corporation. The officers of Agouron as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Surviving Corporation as of the Effective Time shall be as provided in Exhibit 1.7, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

         1.8  Effect of Merger on Capital Stock.

         (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Agouron Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Agouron Common Stock held by Agouron, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive from Warner-Lambert a fraction of a share of Warner-Lambert Common Stock equal to the Exchange Ratio (as defined in Section 8.11), including the corresponding percentage of a right to purchase shares of Warner-Lambert's Series A Preferred Stock (as defined in Section 3.1(b)) pursuant to the Warner-Lambert Rights Agreement (as defined in Section 3.1(b)), of Warner-Lambert Common Stock (together with any cash in lieu of fractional shares of Warner-Lambert Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").

         (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Agouron Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Agouron Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Agouron Common Stock, except as provided herein or by law.

         (c) Each share of Agouron Common Stock issued and owned or held by Agouron at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Warner-Lambert or other consideration shall be delivered in exchange therefor.

         (d) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation as of the Effective Time.

         1.9 Dissenting Agouron Common Shares. Notwithstanding anything in this Agreement to the contrary, shares of Agouron Common Stock whose holders have perfected dissenters' rights under Section 1300 et seq. of the CGCL ("Dissenting Agouron Common Shares") shall not be converted into the right to receive or be exchangeable for, the Merger Consideration provided for in
Section 1.8 hereof, but, instead, the holders thereof shall be entitled to payment, by Agouron, of the value of such Dissenting Agouron Common Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the CGCL.

         1.10  Agouron Stock Options.

         (a) On or prior to the Effective Time, Agouron will take all action necessary such that each Agouron Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Agouron Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Agouron Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Agouron Stock Option, that number of shares of Warner-Lambert Common Stock determined by multiplying the number of shares of Agouron Common Stock subject to such Agouron Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Warner-Lambert Common Stock, at a price per share equal to the per share exercise price specified in such Agouron Stock Option divided by the Exchange Ratio all adjusted for any fractional shares eliminated by rounding to ensure the intrinsic value of the option at consummation is preserved; provided, however, that in the case of any Agouron Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the

Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

         (b) As soon as practicable after the Effective Time, Warner-Lambert shall deliver to the holders of Agouron Stock Options appropriate notices setting forth such holders' rights pursuant to the Agouron Stock Option Plans and the agreements evidencing the grants of such Agouron Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger and the terms of the Agouron Stock Option Plans). To the extent permitted by law, Warner-Lambert shall comply with the terms of the Agouron Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Agouron Stock Option Plans, to have the Agouron Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Warner-Lambert after the Effective Time.

         (c) Warner-Lambert shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Warner-Lambert Common Stock for delivery upon exercise of Agouron Stock Options in accordance with this Section 1.10. Promptly after the Effective Time, Warner-Lambert shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Warner-Lambert Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Warner-Lambert shall administer the Agouron Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

         1.11 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Warner-Lambert Common Stock or Agouron Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Agouron Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

         2.1 Exchange Fund. Prior to the Effective Time, Warner-Lambert shall appoint a commercial bank or trust company having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Warner-Lambert shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Agouron Common Stock, certificates representing the Warner-Lambert Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Agouron Common Stock. Warner-Lambert agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section
2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Warner-Lambert Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

         2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Warner-Lambert may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Warner-Lambert Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Agouron Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Warner-Lambert Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Agouron Common Stock which is not registered in the transfer records of Agouron, one or more shares of Warner-

Lambert Common Stock evidencing, in the aggregate, the proper number of shares of Warner-Lambert Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Warner-Lambert Common Stock pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Agouron Common Stock to such a transferee if the Certificate representing such shares of Agouron Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Warner-Lambert Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Warner-Lambert Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Warner-Lambert Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Warner-Lambert Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Warner-Lambert Common Stock to which such holder is entitled pursuant to
Section 2.5, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Warner-Lambert Common Stock.

         2.4 No Further Ownership Rights in Agouron Common Stock. All shares of Warner-Lambert Common Stock issued and cash paid upon conversion of shares of Agouron Common Stock in accordance with the terms of Article I and this
Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Agouron Common Stock. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

         2.5  No Fractional Shares of Warner-Lambert Common Stock.

         (a) No certificates or scrip or shares of Warner-Lambert Common Stock representing fractional shares of Warner-Lambert Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Warner-Lambert or a holder of shares of Warner-Lambert Common Stock.

         (b) Notwithstanding any other provision of this Agreement, each holder of shares of Agouron Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Warner-Lambert Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Warner-Lambert Common Stock multiplied by (ii) the closing price for a share of Warner-Lambert Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Warner-Lambert, and Warner-Lambert shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Warner-Lambert or otherwise on the instruction of Warner-Lambert and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Warner-Lambert for the Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and
Section 2.2, any cash in lieu of fractional shares of Warner-Lambert Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Warner-Lambert Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Agouron Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of Warner-Lambert free and clear of any claims or interest of any Person previously entitled thereto.

         2.7 No Liability. None of Warner-Lambert, Merger Sub, Agouron, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Warner-Lambert on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Warner-Lambert.

         2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby, any cash in lieu of fractional shares of Warner-Lambert Common Stock, and unpaid dividends and distributions on shares of Warner-Lambert Common Stock deliverable in respect thereof, pursuant to this Agreement.

         2.10 Withholding Rights. Each of the Surviving Corporation and Warner-Lambert shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Agouron Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Warner-Lambert, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Agouron Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Warner-Lambert, as the case may be.

         2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Agouron or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Agouron or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         2.12 Stock Transfer Books. The stock transfer books of Agouron shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Agouron Common Stock thereafter on the records of Agouron. On or after the Effective Time, any Certificates presented to the Exchange Agent or Warner-Lambert for any reason shall be converted into the Merger Consideration with respect to the shares of Agouron Common Stock formerly represented thereby, any cash in lieu of fractional shares of Warner-Lambert Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Warner-Lambert. Except as set forth in the Warner-Lambert Disclosure Schedule delivered by Warner-Lambert to Agouron prior to the execution of this Agreement (the "Warner-Lambert Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) Warner-Lambert represents and warrants to Agouron as follows:

         (a)  Organization, Standing and Power; Subsidiaries.

            (i) Each of Warner-Lambert and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Warner-Lambert, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. The copies of the certificate of incorporation and by-laws of Warner-Lambert which were previously furnished or made available to Agouron are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) Exhibit 21 to Warner-Lambert's Annual Report on Form 10-K for the year ended December 31, 1997 includes all the Subsidiaries of Warner-Lambert which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Warner-Lambert, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Liens or restrictions that do not have a Material Adverse Effect on Warner-Lambert. Except as set forth in the Warner-Lambert SEC Reports (as defined in Section 3.1(d)), as of the date of this Agreement, neither Warner-Lambert nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Warner-Lambert and its Subsidiaries taken as a whole.

         (b)  Capital Structure.

            (i) As of December 31, 1998, the authorized capital stock of Warner-Lambert consisted of (A) 1,200,000,000 shares of Warner-Lambert Common Stock of which 821,552,156 shares were outstanding and 140,429,452 shares were held in the treasury of Warner-Lambert and
         (B) 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were outstanding and 400,000 shares of which have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and reserved for issuance upon exercise of certain rights as set forth in the Amended and Restated Rights Agreement dated as of March 25, 1997 between Warner-Lambert and First Chicago Trust Company of New York, as rights agent (the "Warner-Lambert Rights Agreement"). Since December 31, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Warner-Lambert or any other securities of Warner-Lambert other than issuances of shares pursuant to options or rights outstanding as of December 31, 1998 under the Benefit Plans (as defined in Section 8.11) of Warner-Lambert. All issued and outstanding shares of the capital stock of Warner-Lambert are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 1998 no options, warrants or other rights to acquire capital stock from Warner-Lambert other than options, restricted stock and share equivalents representing in the aggregate the right to purchase 182,942,041 shares of Warner-Lambert Common Stock under the Warner-Lambert Company 1989 Stock Plan, as amended to January 27, 1998, Warner-Lambert Company 1992 Stock Plan, as amended to January 27, 1998, Warner-Lambert Company 1996 Stock Plan, as amended to January 27, 1998 and Restricted Stock Plan for Directors of Warner-Lambert Company, as amended to January 28, 1992 (collectively, the "Warner-Lambert Stock Plans").

            (ii) No bonds, debentures, notes or other indebtedness of Warner-Lambert having the right to vote on any matters on which holders of capital stock of Warner-Lambert may vote ("Warner-Lambert Voting Debt") are issued or outstanding.

            (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.10, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Warner-Lambert or any of its Subsidiaries is a party or by which any of them is bound obligating Warner-Lambert to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Warner-Lambert or obligating Warner-Lambert to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Warner-Lambert to repurchase, redeem or otherwise acquire any shares of capital stock of Warner-Lambert.

         (c)  Authority; No Conflicts.

            (i) Warner-Lambert has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the issuance of the shares of Warner-Lambert Common Stock to be issued in the Merger (the "Share Issuance"). The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Warner-Lambert. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Warner-Lambert and constitutes a valid and binding agreement of Warner-Lambert, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Warner-Lambert does not or will not, as the case may be, and the consummation by Warner-Lambert of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to:
         (A) any provision of the certificate of incorporation or by-laws of Warner-Lambert or any material Subsidiary of Warner-Lambert or (B) except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Warner-Lambert or any Subsidiary of Warner-Lambert, or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Warner-Lambert or any Subsidiary of Warner-Lambert in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Warner-Lambert or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the

         "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the CGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE and the Nasdaq National Market, (G) antitrust or other competition laws of other jurisdictions, (H) the Consent Decree of Permanent Injunction, dated August 16, 1993 between Warner-Lambert and the United States, (I) the Investment Canada Act, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "Necessary Consents".

         (d)  Reports and Financial Statements.

            (i) Warner-Lambert has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Warner-Lambert SEC Reports"). Since such date, no Subsidiary of Warner-Lambert is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Warner-Lambert SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Warner-Lambert SEC Reports together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service (collectively, a "Dow Jones News Release") made by Warner-Lambert after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading.
         Each of the financial statements (including the related notes) included in the Warner-Lambert SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Warner-Lambert and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount. All of such Warner-Lambert SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Warner-Lambert SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date hereof, since December 31, 1997, Warner-Lambert and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Warner-Lambert and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

         (e)  Information Supplied.

            (i) None of the information supplied or to be supplied by Warner-Lambert for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Warner-Lambert in connection with the issuance of shares of Warner-Lambert Common Stock in connection with the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the proxy statement for use relating to the adoption by the stockholders of Agouron of this Agreement or any of the amendments or supplements thereto (collectively, the "Proxy Statement") will, on the date it is first mailed to Agouron stockholders or at the time of the Agouron Stockholders Meeting ( as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Warner-Lambert with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by Agouron for inclusion or incorporation by reference therein.

         (f) Board Approval. The Board of Directors of Warner-Lambert, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Warner-Lambert Board Approval"), has duly (i) determined that this Agreement and the Stock Option Agreement, and the Merger are fair to and in the best interests of Warner-Lambert and its stockholders, and (ii) approved this Agreement and the Stock Option Agreement, the Merger and the Share Issuance. To the Knowledge of Warner-Lambert, no state takeover statute is applicable to the Merger or the Stock Option Agreement or the other transactions contemplated hereby.

         (g)  Litigation; Compliance with Laws.

            (i) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement and except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Warner-Lambert, threatened, against or affecting Warner-Lambert or any Subsidiary of Warner-Lambert having, or which would reasonably be expected to have a Material Adverse Effect on Warner-Lambert, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Warner-Lambert or any Subsidiary of Warner-Lambert having, or which reasonably would be expected to have a Material Adverse Effect on Warner-Lambert.

            (ii) Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, Warner-Lambert and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Warner-Lambert and its Subsidiaries, taken as a whole (the "Warner-Lambert Permits"). Warner-Lambert and its Subsidiaries are in compliance with the terms of the Warner-Lambert Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, the businesses of Warner-Lambert and its

         Subsidiaries are not being conducted in violation of, and Warner-Lambert has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

         (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and the Stock Option Agreement, or the transactions contemplated hereby, except as disclosed in the Warner-Lambert SEC Reports filed prior to the date of this Agreement, except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, and except as permitted by Section 4.2, since January 1, 1999, Warner-Lambert and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Warner-Lambert or (ii) any action taken by Warner-Lambert or any of its Subsidiaries during the period from January 1, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.

         (i) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert, (i) the operations of Warner-Lambert and, to the Knowledge of Warner-Lambert, any entity for which Warner-Lambert may be responsible, has been and is in compliance with all applicable Environmental Laws (as defined in Section 3.2(j)) and with all Environmental Permits (as defined in Section 3.2(j)), and (ii) there are no pending or, to the Knowledge of Warner-Lambert, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Warner-Lambert or, to the Knowledge of Warner-Lambert, any entity for which Warner-Lambert may be responsible, or involving any real property currently or, to the Knowledge of Warner-Lambert, formerly owned, operated or leased by Warner-Lambert.

         (j) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement, based upon arrangements made by or on behalf of Warner-Lambert, except Goldman, Sachs & Co. (the "Warner-Lambert Financial Advisor"), whose fees and expenses will be paid by Warner-Lambert in accordance with Warner-Lambert's agreement with such firm.

         (k) Opinion of Warner-Lambert Financial Advisor. Warner-Lambert has received the opinion of the Warner-Lambert Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Warner-Lambert, a copy of which opinion has been made available to Agouron.

         (l) Accounting Matters. To the Knowledge of Warner-Lambert, neither Warner-Lambert nor any of its affiliates has taken or agreed to take any action that would prevent Warner-Lambert from accounting for the Merger as a "pooling of interests". At or prior to the Closing Date, Warner-Lambert has received a letter from its independent public accountants addressed to Warner-Lambert, to the effect that, based upon representations provided by Warner-Lambert, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

         3.2 Representations and Warranties of Agouron. Except as set forth in the Agouron Disclosure Schedule delivered by Agouron to Warner-Lambert prior to the execution of this Agreement (the "Agouron Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Agouron represents and warrants to Warner-Lambert as follows:

         (a)  Organization, Standing and Power; Subsidiaries.

            (i) Each of Agouron and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Agouron and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Agouron. The copies of the certificate of incorporation and by-laws of Agouron which were previously furnished or made available to Warner-Lambert are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) Exhibit 21 to Agouron's Annual Report on Form 10-K for the year ended June 30, 1998, as amended ("Agouron 10-K", together with Agouron's Form 10-Q for the quarterly period ended September 30, 1998 ("Agouron September 98 10Q"), the "Agouron Reports") includes all the Subsidiaries of Agouron which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Agouron, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Agouron Reports, neither Agouron nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Agouron and its Subsidiaries taken as a whole.

         (b)  Capital Structure.

            (i) As of December 31, 1998, the authorized capital stock of Agouron consisted of (A) 75,000,000 shares of Agouron Common Stock, of which 31,728,847 shares were outstanding and (B) 2,000,000 shares of Preferred Stock, without par value, none of which were outstanding and 2,000 shares of which have been designated Series B Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Agouron Common Stock pursuant to the Amended and Restated Rights Agreement dated as of November 10, 1998, between Agouron and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, as amended (the "Rights Agreement"). Since December 31, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Agouron or any other securities of Agouron other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of December 31, 1998 under the Benefit Plans of Agouron. All issued and outstanding shares of the capital stock of Agouron are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 1998 no options, warrants or other rights to acquire capital stock from Agouron other than (x) the Rights and (y) options representing in the aggregate the right to purchase no more than 8,747,636 shares of Agouron Common Stock (collectively, the "Agouron Stock Options") under the Agouron Restated 1996 Stock Option Plan, Agouron 1985 Stock Option Plan, Agouron 1990 Stock Option Plan, Agouron 1998 Stock Option Plan, Agouron Restated Employee Stock Purchase Plan, the Alanex Corporation 1993 Stock Plan and the Alanex Corporation 1996 Equity Incentive Plan and other individual Alanex stock option agreements, as each such plan has been amended (collectively, the "Agouron Stock Option Plans"). Section 3.2(b) of the Agouron Disclosure Schedule sets forth a complete and correct list, as of December 31, 1998, of the number of shares of Agouron Common Stock subject to Agouron Stock Options or other rights to purchase or receive Agouron Common Stock granted under the Benefit Plans of Agouron or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Agouron have been issued or granted since December 31, 1998 to the date of this Agreement, other than pursuant to the Stock Option Agreement or as permitted under Section 4.1 of this Agreement.

            (ii) No bonds, debentures, notes or other indebtedness of Agouron having the right to vote on any matters on which stockholders may vote ("Agouron Voting Debt") are issued or outstanding.

            (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Agouron or any of its Subsidiaries is a party or by which any of them is bound obligating Agouron or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Agouron or any of its Subsidiaries or obligating Agouron or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Agouron or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Agouron or any of its Subsidiaries.

         (c)  Authority; No Conflicts.

            (i) Agouron has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Agouron Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Agouron, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Agouron Vote. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Agouron and constitutes a valid and binding agreement of Agouron, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Agouron does not or will not, as the case may be, and the consummation by Agouron of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Agouron or any Subsidiary of Agouron or (B) except as would not reasonably be expected to have a Material Adverse Effect on Agouron, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Agouron or any Subsidiary of Agouron or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Agouron or any Subsidiary of Agouron in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Agouron or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Agouron.

         (d)  Reports and Financial Statements.

            (i) Agouron has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 1, 1998

         (collectively, including all exhibits thereto, the "Agouron SEC Reports"). No Subsidiary of Agouron is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Agouron SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Agouron SEC Reports together with any public announcements in a Dow Jones News Release made by Agouron after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Agouron SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Agouron and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount. All of such Agouron SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Agouron SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Agouron Reports filed prior to the date hereof, since June 30, 1998, Agouron and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Agouron and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Agouron.

         (e)  Information Supplied.

            (i) None of the information supplied or to be supplied by Agouron for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement will, on the date it is first mailed to Agouron stockholders or at the time of the Agouron Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Agouron with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Warner-Lambert or Merger Sub for inclusion or incorporation by reference therein.

         (f) Board Approval. The Board of Directors of Agouron, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Agouron Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Agouron and its stockholders, (ii) approved this Agreement and the Stock Option Agreement, and the Merger, (iii) recommended that the stockholders of Agouron adopt this Agreement, and approve the Merger and directed that this Agreement, and the transactions contemplated hereby be submitted for consideration by Agouron's stockholders at the Agouron Stockholders Meeting and (iv) confirmed that the Agouron Stock Options will not accelerate as a result of the Merger unless the optionee is involuntarily terminated by the Surviving Corporation within one year of the Effective Time. To the Knowledge of Agouron, no state takeover statute is applicable to the Merger or the Stock Option Agreement or the other transactions contemplated hereby and thereby.

         (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Agouron Common Stock to approve the Merger (the "Required Agouron Vote") is the only vote of the holders of any class or series of Agouron capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         (h)  Litigation; Compliance with Laws.

            (i) Except as disclosed in the Agouron Reports filed prior to the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Agouron, threatened, against or affecting Agouron or any Subsidiary of Agouron having, or which would reasonably be expected to have a Material Adverse Effect on Agouron, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Agouron or any Subsidiary of Agouron having, or which reasonably would be expected to have a Material Adverse Effect on Agouron.

            (ii) Except as disclosed in the Agouron Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Agouron, Agouron and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Agouron and its Subsidiaries, taken as a whole (the "Agouron Permits"). Agouron and its Subsidiaries are in compliance with the terms of the Agouron Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Agouron. Except as disclosed in the Agouron Reports filed prior to the date of this Agreement, the businesses of Agouron and its Subsidiaries are not being conducted in violation of, and Agouron has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Agouron.

         (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and the Stock Option Agreement or the transactions contemplated hereby and thereby, except as disclosed in the Agouron Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since June 30, 1998, Agouron and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Agouron or (ii) any action taken by Agouron or any of its Subsidiaries during the period from June 30, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

         (j) Environmental Matters. Except as disclosed in Section 3.2(j) of the Agouron Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on Agouron, (i) the operations of Agouron and its Subsidiaries and, to the Knowledge of Agouron, any entity for which any of them may be responsible, have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits,
(ii) there are no pending or, to the Knowledge of Agouron, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Agouron or its Subsidiaries or, to the Knowledge of Agouron, any entity for which any of them may be responsible, or involving any real property currently or, to the Knowledge of Agouron, formerly owned, operated or leased by Agouron or its Subsidiaries, (iii) Agouron and its Subsidiaries and, to the Knowledge of Agouron, any entity for which any of them may be responsible, are not subject to any Environmental Liabilities and, to the Knowledge of Agouron, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Agouron, formerly owned, operated or leased by Agouron or its Subsidiaries or any entity for which any of them may be responsible, or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) to the Knowledge of Agouron, all real property owned and all real property operated or leased by Agouron or its Subsidiaries or any entity for which any of them may be responsible is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Agouron, any of its Subsidiaries and any entity for which any of them may be responsible has disposed of any Hazardous Materials on or about such premises, (v) to the Knowledge of Agouron, no release, discharge, spillage or disposal of any Hazardous
Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on the premises the result of which would have a Material Adverse Effect on Agouron, and (vi) Agouron has provided to Warner-Lambert all Environmental Reports prepared or dated since January 1, 1990, and any prior material Environmental Reports, in the possession or control of Agouron or any of its Subsidiaries.

         As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.

Sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Sections 136 et seq., Occupational Safety and Health Act 29 U.S.C. Sections 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws or with respect to Hazardous Materials, and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Agouron or any of its Subsidiaries. As used in this Agreement, "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         (k) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Agouron, (a) Agouron and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Agouron, the use of any Intellectual Property by Agouron and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Agouron or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Agouron, no Person is challenging, infringing on or otherwise violating any right of Agouron or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Agouron or its Subsidiaries; and (d) neither Agouron nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by

Agouron and its Subsidiaries and to the Knowledge of Agouron no Intellectual Property owned or licensed by Agouron or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

         For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

         (l) Rights Agreement. The Board of Directors has approved an amendment (such amendment is hereinafter referred to as the "Rights Amendment") to the Rights Agreement so as to provide that: neither Warner-Lambert nor Merger Sub will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution and delivery of this Agreement or the Stock Option Agreement and the consummation of the transactions contemplated hereby or thereby, and the Rights (as defined in the Rights Agreement) will expire immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, Agouron shall take all action necessary to make the Rights Amendment effective.

         (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement, based upon arrangements made by or on behalf of Agouron except PaineWebber Incorporated and Westview Securities Inc. (the "Agouron Financial Advisors"), whose fees and expenses will be paid by Agouron in accordance with Agouron's agreements with such firms, copies of which have been provided to Warner-Lambert.

         (n) Opinion of Agouron Financial Advisor. Agouron has received the opinion of PaineWebber Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Agouron Common Stock, a copy of which opinion has been made available to Warner-Lambert.

         (o) Accounting Matters. To the Knowledge of Agouron, neither Agouron nor any of its affiliates has taken or agreed to take any action that would prevent Warner-Lambert from accounting for the Merger as a "pooling of interests". At or prior to the Closing Date, Agouron has received a letter from its independent public accountants addressed to Agouron, to the effect that, based upon representations provided by Agouron, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

         (p) Taxes. Except as previously discussed between the parties, Agouron and each of its Subsidiaries (which, for the purposes of this Section 3.2(p), shall include any predecessor of any Subsidiary and any incorporated or unincorporated organization in which Agouron alone or together with its Subsidiaries holds an interest of 40% or more of profits or losses) (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) to the Knowledge of Agouron, have paid all Material Taxes that are shown as due and payable on such filed Tax Returns or that Agouron or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) to the Knowledge of Agouron, have paid all other Material charges, claims and assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in the Agouron 10-K; (iv) have properly accrued on the balance sheet, in accordance with GAAP, all material contingent or deferred Taxes that have not become due; (v) to the Knowledge of Agouron, have withheld from amounts owing to any employee, creditor or other Person all Material Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (vi) as of the date hereof, have neither extended nor waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vii) have never been members of any consolidated group for income tax purposes other than the consolidated group of which Agouron is the common parent; and (viii) are not parties to any tax sharing agreement or arrangement other than with each other. As of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Agouron or any Subsidiary. No liens for Taxes exist with respect to any of the assets or properties of Agouron or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Agouron has made available to Warner-Lambert true and correct copies of the United States federal income Tax Returns filed by Agouron and its Subsidiaries for each of the fiscal years ended June 30, 1998, 1997 and 1996. There is no contract or agreement, plan or arrangement by Agouron or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Agouron or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. As used in clauses (ii), (iii), and (v) of this Section 3.2(p), the term "Material" shall mean an amount which, in the aggregate, exceeds $1,000,000.

         As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claim for refund, and amended returns) required to be supplied to a Tax authority relating to Taxes.

         (q) Certain Contracts. As of the date hereof except as filed as part of the Agouron Reports, neither Agouron nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Agouron or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the Knowledge of Agouron, limit or restrict Warner-Lambert or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Warner-Lambert and its Subsidiaries (including the

Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

         (r)  Employee Benefit Plans.

           (i) Section 3.2(r)(i) of the Agouron Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Agouron or any of its Subsidiaries has any present or future right to benefits or under which Agouron or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans".

           (ii) With respect to each Plan, Agouron has delivered or made available to Warner-Lambert a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Agouron or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Plan; and (D) for the three most recent years: (I) the Form 5500 and attached schedules;
         (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

           (iii) (A) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of
         Section 401(a) of the Code is so qualified; (B) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened;
         (C) neither Agouron nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject Agouron, the Surviving Corporation, any of their Subsidiaries, Merger Sub or Warner-Lambert to any taxes, penalties or other liabilities under Section 4975 of the Code or Sections 409 or 502(i) of ERISA and Agouron has no other liability under the Code with respect to any Plan, including liability under any other provision of Chapter 43 of the Code;

         (D) no Plan provides for an increase in benefits on or after the Closing Date; and (E) each Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on Agouron's September 30, 1998 balance sheet included in the Agouron September 98 10Q).

           (iv) Neither Agouron nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provide coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

           (v) No Plan exists which could result in the payment to any employee of Agouron or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement.

           (vi) All individuals who are or have been eligible to participate in the Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

         (s) Labor Matters. (1) Neither Agouron nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;
(2) to the Knowledge of Agouron, neither Agouron nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Agouron or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) no grievance, arbitration, complaint or investigation is pending or, to the Knowledge of Agouron, threatened against Agouron or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Agouron; (5) to the Knowledge of Agouron, Agouron and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Agouron; (6) Agouron has complied in all material respects with its payment obligations to all employees of Agouron and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Agouron policy, practice, agreement, plan, program or any statute or other law; (7) Agouron is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Agouron, nor to the Knowledge of Agouron will Agouron have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Agouron of any persons employed by Agouron or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B; and (8) Agouron is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

         (t) Affiliate Transactions. Except as disclosed in Section 3.2(t) of the Agouron Disclosure Schedule, there are no material contracts, commitments, agreements, arrangements or other transactions between Agouron or any of its Subsidiaries, on the one hand, and any (i) officer or director of Agouron or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Agouron or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange
Act) of any such officer, director or beneficial owner, on the other hand.

         (u)  Material Contract Defaults.

           (i) Agouron has provided or made available to Warner-Lambert copies, and has provided a true and correct list to Warner-Lambert, of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound ("Material Contracts"). Neither Agouron nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Agouron.

           (ii) Agouron has made available to Warner-Lambert (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness for borrowed money of Agouron or any of its Subsidiaries in an aggregate principal amount in excess of $200,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

         (v) Insurance. Agouron has provided or made available to Warner-Lambert true, correct and complete copies of all policies of insurance to which Agouron is a party or is a beneficiary or named insured. Agouron maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Agouron (taking into account the cost and availability of such insurance).

         (w) Year 2000 Compliance. (i) Except as disclosed on Section 3.2(w) of the Agouron Disclosure Schedule, all computer hardware, firmware, software, systems, databases, devices, machinery, equipment and related items (including embedded microcontrollers in non-computer equipment), embedded within their products, and/or necessary for Agouron and its Subsidiaries to carry on their business as presently conducted ("Systems") are Year 2000 Compliant, or will be Year 2000 Compliant in sufficient time so as to avoid causing a Material Adverse Effect with respect to Agouron. For purposes hereof, "Year 2000 Compliant" means, when used with respect to the Systems, that such Systems, whether used alone or in combination, will retain full functionality and, without interruption, will correctly differentiate between years, in different centuries, and will accurately process date/time data from, into and between the twentieth and twenty-first centuries, including leap year calculations and unusual date situations (e.g., 9/9/99).

         (ii) Agouron and its Subsidiaries have (A) undertaken an assessment of all Systems that could be adversely affected by a failure to be Year 2000 Compliant on a timely basis, (B) developed a plan and time line for becoming, and for ensuring that their material suppliers become, Year 2000 Compliant on a timely basis and (C) to date, implemented such plan in accordance with such timetable in all material respects. Based on such inventory, review and assessment, Agouron hereby represents and warrants to Warner-Lambert that the estimated total remaining cost of rendering the Systems Year 2000 Compliant is not expected to exceed $1,000,000.

         (x) Supply. As of the date hereof, to the Knowledge of Agouron, there are no circumstances or facts concerning third party suppliers of active ingredient, bulk product and finished product to Agouron (as they relate to Viracept) that would have a material adverse effect on the continued supply of such materials.

         (y) Investigational Compounds and Viracept. As of the date hereof, Agouron has provided to Warner-Lambert all material information relating to AG3340, Remune, AG1549, AG7088 and AG1776 (the "Investigational Compounds") and Viracept and to the Knowledge of Agouron, there are no circumstances or facts relating to the Investigational Compounds or Viracept that would individually or in the aggregate be reasonably likely to have a material adverse effect on the development of the Investigational Compounds or the marketing of Viracept.

         (z) Generic Drug Enforcement Act. To the Knowledge of Agouron, none of the individuals set forth on Exhibit 3.2(z) have ever (i) been employed or contracted for services by Agouron, or (ii) contributed to the development of any of the Investigational Compounds.

         3.3 Representations and Warranties of Warner-Lambert and Merger Sub. Warner-Lambert and Merger Sub represent and warrant to Agouron as follows:

         (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of California and Merger Sub is a direct wholly-owned subsidiary of Warner-Lambert.

         (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

         (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 Conduct of Business of Agouron Pending the Merger. Agouron covenants and agrees that, during the period from the date hereof to the Effective Time, unless Warner-Lambert shall otherwise agree in writing in advance, the businesses of Agouron and its Subsidiaries shall be conducted only in, and Agouron and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Agouron and its Subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Agouron and its Subsidiaries, to keep available the services of the present officers, significant employees and consultants of Agouron and its Subsidiaries and to preserve the present relationships of Agouron and its subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Agouron or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither Agouron nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Agouron Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Warner-Lambert, which consent shall not be unreasonably delayed (but may be withheld):

            (a) Amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

            (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Agouron or any of its Subsidiaries (except for the issuance of up to 6,108,552 shares of Agouron Common Stock issuable upon exercise of outstanding options granted under the Agouron Stock Option Plans) or (B) any assets of Agouron or any of its Subsidiaries, except for sales of products and payments made pursuant to existing contracts in the ordinary course of business and in a manner consistent with past practice;

            (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or (except for the purchase of inventory in the ordinary course of business) any assets; (ii) transfer, lease, mortgage, or otherwise dispose of or subject to any lien any of its assets (including capital stock of Subsidiaries),
         (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees for purchase orders made in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than borrowings incurred with the prior written consent of Warner-Lambert (which consent shall not be unreasonably withheld or delayed), in an aggregate amount not to exceed $5,000,000); (iv) enter into any material contract or agreement or enter into, or amend or terminate any joint venture arrangements; (v) enter into any agreement as licensee or licensor, (vi) enter into any commitments or transactions material, individually or in the aggregate, to Agouron and its Subsidiaries taken as a whole; (vii) authorize any single capital expenditure which is in excess of $300,000 or capital expenditures which are, in the aggregate, in excess of $750,000 for Agouron and its Subsidiaries taken as a whole other than capital expenditures reflected in Agouron's fiscal 1998 budget, a copy of which has been delivered to Warner-Lambert; or (viii) enter into or amend (other than a non-material amendment) any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(e);

            (f) Except to the extent required under this Agreement or under any existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement and previously delivered to Warner-Lambert, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of Agouron or its Subsidiaries in the ordinary course of business in accordance with past practice and bonuses paid for fiscal year 1998 in accordance with Section 5.6(a) hereof, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Agouron or any of its

         Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

            (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

            (h) Take, or permit any of its Subsidiaries to take, any action that (without regard to any action taken or agreed to be taken by Warner-Lambert or any of its affiliates) would prevent (x) Warner-Lambert from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            (i) Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

            (j) Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

            (k) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Agouron or any of its Subsidiaries (other than the Merger);

            (l) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Agouron or incurred in the ordinary course of business and consistent with past practice;

            (m) Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Agouron or any of its Subsidiaries;

            (n) Fail to maintain in full force and effect the existing insurance policies covering Agouron and its Subsidiaries and their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding the current cost of such policy;

            (o) Except as provided in Section 3.2(l), amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction (other than the Merger);

            (p) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(o) (other than an action described in Section 4.1(k) or 4.1(o), to the extent such action is permitted pursuant to Section 5.5) or any action which would make any of the representations or warranties of Agouron contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

         Between the date of this Agreement and the Effective Time, Agouron and its Subsidiaries shall:

            (A) Notify and consult with Warner-Lambert immediately (i) after receipt of any material communication from the FDA or, before giving any material submission to the FDA (including any IND Safety Reports, Fifteen-day Alert Reports or Field Alert Reports, as the case may be) with respect to Viracept or any of the Investigational Compounds or (ii) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of the Investigational Compounds; and

            (B) Notify and consult with Warner-Lambert prior to making any material public announcement with respect to Viracept or any of the Investigational Compounds.

         4.2 Conduct of Business of Warner-Lambert Pending the Merger. (a) During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise contemplated by the terms of this Agreement), Warner-Lambert shall use its reasonable best efforts to keep available the services of their current officers and significant employees and preserve their relationships with customers, suppliers, licensors, licensees, or distributors having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger.

         (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Warner-Lambert shall not, without the prior consent of Agouron:

            (i) Amend Warner-Lambert's certificate of incorporation or by-laws in a manner that would be materially adverse to the holders of Warner-Lambert Common Stock;

            (ii) Combine or reclassify or otherwise alter the Warner-Lambert Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

            (iii) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(ii) or any action which would make any of the representations or warranties of Warner-Lambert contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or (except as otherwise provided herein) would result in any of the conditions set forth in Article VI not being satisfied.

         (c) Warner-Lambert shall not, and shall not permit any of its Subsidiaries to, take any action that (without regard to any action taken or agreed to be taken by Agouron or any of its affiliates) would (x) prevent Warner-Lambert from accounting for the business combination to be effected by the Merger as a pooling of interests, (y), it believes, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (z) make any of the representations or warranties of Warner-Lambert contained in this Agreement untrue and incorrect such that it would have a Material Adverse Effect on Warner-Lambert or that would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

         4.3 Governmental Filings. Each of Warner-Lambert (to the extent operational matters directly relate to this Agreement and the Merger) and Agouron shall (a) confer on a regular and frequent basis with the other and
(b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Agouron and Warner-Lambert shall file all reports required to be filed by each of them with the

SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Warner-Lambert (to the extent any report, announcement and publication relates to this Agreement and the Merger or materially impacts the Merger) and Agouron shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

         4.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Agouron, directly or indirectly, the right to control or direct Warner-Lambert's operations prior to the Effective Time. Nothing contained in this Agreement shall give Warner-Lambert, directly or indirectly, the right to control or direct Agouron's operations prior to the Effective Time. Prior to the Effective Time, each of Agouron and Warner-Lambert shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Preparation of Form S-4 and the Proxy Statement; Stockholders Meeting. (a) Promptly following the date of this Agreement, Agouron and Warner-Lambert shall prepare and Agouron shall file with the SEC the Proxy Statement, and Warner-Lambert shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Agouron and Warner-Lambert shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Agouron will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Warner-Lambert shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Warner-Lambert Common Stock in connection with the Merger, and Agouron shall furnish all information concerning Agouron and the holders of Agouron Common Stock and rights to acquire Agouron Common Stock pursuant to the Agouron Stock Option Plans as may be reasonably required in connection with any such action. Each of Warner-Lambert and Agouron shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. Agouron, Warner-Lambert and Merger Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading.

         (b) Agouron, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Agouron Common Stock (the "Agouron Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of Agouron and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of Agouron shall not withdraw, amend or modify in a manner adverse to Warner-Lambert its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if such Board of Directors determines in good faith, based upon written advice of outside counsel, that it is obligated by their fiduciary duties in accordance with California law to do so. Without limiting the generality of the foregoing, (i) Agouron agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Agouron Common Stock, as required by this Section 5.1, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby and (ii) subject to Agouron's rights pursuant to Sections 5.5 and 7.1(h), Agouron agrees that its obligations under this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Agouron of any Acquisition Proposal (as defined in Section 5.5).

         (c) Agouron will cause its transfer agent to make stock transfer records relating to Agouron available to the extent reasonably necessary to effectuate the intent of this Agreement.

         5.2. Accountant's Letters. (a) Warner-Lambert shall use reasonable best efforts to cause to be delivered to Agouron a letter from Warner-Lambert's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Warner-Lambert, in form and substance reasonably satisfactory to Agouron and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Warner-Lambert shall use reasonable best efforts to cause to be delivered to Agouron a letter from Warner-Lambert's independent accountants dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

         (b) Agouron shall use reasonable best efforts to cause to be delivered to Warner-Lambert a letter from Agouron's independent public accountants, dated the date on which the Form S-4 shall become effective, addressed to Agouron and Warner-Lambert, in form and substance reasonably satisfactory to Warner-Lambert and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Agouron shall use reasonable best efforts to cause to be delivered to Warner-Lambert a letter from Agouron's independent public accountants, addressed to Agouron and Warner-Lambert, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

         (c) Each of Warner-Lambert and Agouron shall use reasonable best efforts to cause (i) the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature, and (ii) such accounting treatment to be accepted by the SEC.

         5.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidential disclosure agreements dated December 15, 1998 and December 23, 1998 between Agouron and Warner-Lambert (the "Confidentiality Agreements"). Any investigation by Warner-Lambert or Agouron shall not affect the representations and warranties of Agouron or Warner-Lambert, as the case may be.

         5.4  Reasonable Best Efforts.

         (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.
In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 5.4(a) shall require any of Warner-Lambert and its Subsidiaries or Agouron and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Warner-Lambert, Agouron or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a Material
Adverse Effect on Warner-Lambert and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

         (b) Each of Warner-Lambert and Agouron shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

         (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Warner-Lambert and Agouron shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Warner-Lambert and Agouron shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

         (e) From and after the Effective Time, Warner-Lambert will not take or cause or permit the Surviving Corporation to take, any action that it believes would cause the Merger not to qualify as a tax free reorganization under Section 368(a) of the Code.

         5.5 No Solicitation of Transactions. Agouron agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit or take any action designed to encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or (ii) any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Agouron further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal. Notwithstanding the foregoing, Agouron or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, or
(B) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in the case of the actions referred to in clause (B), (i) the Board of Directors of Agouron concludes in good faith, based on the written advice of its outside legal counsel, that the provision of such information or the engaging in such negotiations or discussions is obligated by the directors' fiduciary duties in accordance with California law, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Agouron receives from such person an executed confidentiality agreement containing customary terms and provisions and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Agouron notifies Warner-Lambert promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Agouron agrees that it will keep Warner-Lambert informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Agouron agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties. Agouron agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5.

         5.6  Employee Benefits Matters.

         (a) Continuation and Comparability of Benefits. From the Effective Time until December 31, 2000, the Surviving Corporation shall provide compensation and employee benefits under the Plans (as defined in Section 3.2(r)) to the employees of Agouron and its Subsidiaries employed as of the Effective Time (except the employees entering into employment agreements and listed on Exhibit 5.6(a)) (the "Agouron Employees") that are in the aggregate no less favorable than those provided to such persons pursuant to the Plans in effect on the date hereof; provided, however, that (i) the Agouron Stock Purchase Plan shall be terminated as soon as practicable after the Effective Time and shall not be considered in determining aggregate favorability under this clause (a), (ii) the Surviving Corporation shall cause the Agouron 401(k) plan to be amended, effective as of the Effective Time (unless prohibited as a tax-qualification matter) to provide for an additional matching company contribution on behalf of eligible participants determined as follows:

ADDITIONAL MATCHING                ANNUAL REPORTED EARNINGS PER SHARE
COMPANY CONTRIBUTIONS (made with   GROWTH (determined in the same manner
respect to each eligible           as provided under the Warner-Lambert
participant's elective salary      Savings & Stock Plan)
deferral)

10%                                12.0% or greater, but less than 16.0%
25%                                16.0% or greater, but less than 20.0%
35%                                20.0% or greater

(iii) the Agouron Employees shall be eligible to enroll in the Warner-Lambert Retirement Plan as of January 1, 2000, and (iv) the vacation entitlement of the Agouron Employees accrued as of the Effective Time shall not be reduced and will apply after the Effective Time with respect to these Agouron Employees. Nothing herein shall prohibit any changes to the Plans that may be (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for Agouron to provide or permit investment in its securities. Furthermore, nothing herein shall require Surviving Corporation to continue any particular Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence). Notwithstanding the foregoing, not later than January 1, 2001, Agouron Employees shall be transitioned to the compensation-related programs (including salary structure, grades, bonus policies and programs, salary administration practices, stock option and other stock-related programs) of Warner-Lambert as determined by Warner-Lambert, provided, however, that the base salary of any such employee will not be reduced for a period of two years. Warner-Lambert will provide non-qualified Warner-Lambert stock option grants to the management-level employees of Agouron on or about June 30, 1999, in accordance with Warner-Lambert's grant guidelines and effective as of January 1, 2000, such management employees of Agouron will be eligible for stock options on a pro-rata basis, in accordance with Warner-Lambert's grant guidelines. For the fiscal year ending June 30, 1999, the Surviving Corporation will administer Agouron's bonus program in accordance with the past practice of Agouron, subject to approval by Warner-Lambert management. For the period beginning on July 1, 1999 and ending December 31, 1999, management employees of Agouron shall be eligible for a bonus on a pro-rata basis reflecting the performance of Warner-Lambert and such employee, subject to the approval of Warner-Lambert's management.

         (b) Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any Agouron Employees first become eligible to participate, on or after the Effective Time, and which are plans that the Agouron Employees did not participate in prior to the Effective Time (the "New Agouron Plans"), Warner-Lambert shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Agouron Employees under any New Agouron Plans in which such employees may be eligible to participate after the Effective Time; provided that such Agouron Employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Agouron on the Effective Time and continuously thereafter until the effective time of coverage in the New Agouron Plans, and to the extent such waiver is permissible under the insurance contracts of Warner-Lambert, and (B) recognize service of the Agouron Employees with Agouron accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Agouron Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Agouron Plan.

         (c) Redundancies. Agouron Employees whose jobs are eliminated as a result of the consummation of the transaction contemplated under this Agreement shall receive severance payments in an amount due under the severance policy of Warner-Lambert plus a completion bonus if such employee performs in good faith in the job during a transition period determined by the Chief Executive Officer of Agouron and approved by Warner-Lambert. The amount of the completion bonus shall be based upon base salary and shall be determined as follows:

Years of service with
Agouron and Warner-Lambert           0-4 years          More than 4 years

Below manager                        3 months               4 months
Manager                              4 months               6 months
Director                             9 months              12 months

         5.7 Directors' and Officers' Indemnification and Insurance. The Surviving Corporation shall, and Warner-Lambert shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Agouron and its Subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Agouron pursuant to Agouron's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Agouron and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Agouron (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Agouron for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         5.8 Notification of Certain Matters. Agouron shall give prompt notice to Warner-Lambert, and Warner-Lambert shall give prompt notice to Agouron, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Agouron, Warner-Lambert or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.9 Public Announcements. Warner-Lambert and Agouron shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, the Stock Option Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Stock Option Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1, neither Warner-Lambert nor Agouron shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         5.10 Listing of Shares of Warner-Lambert Common Stock. Warner-Lambert shall use its reasonable best efforts to cause the shares of Warner-Lambert Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         5.11 Affiliates. (a) Promptly after execution and delivery of this Agreement, Agouron shall deliver to Warner-Lambert a letter identifying all persons who, in the opinion of Agouron, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Agouron, "affiliates" of Agouron for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Agouron shall use reasonable best efforts to cause each person identified on such list to deliver to Warner-Lambert not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "Affiliate Agreement"). Promptly after execution and delivery of this Agreement, Warner-Lambert shall deliver to Agouron a letter identifying all persons who, in the opinion of Warner-Lambert, may be deemed "affiliates" of Warner-Lambert for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Warner-Lambert shall use reasonable best efforts to cause each person identified on such list to deliver to Agouron not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs (C), (D) and (E) of
Exhibit 5.11 hereto.

         (b) Warner-Lambert shall use its reasonable best efforts to publish no later than 60 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         5.12 Amendment to the Rights Agreement. Except as expressly contemplated by Section 3.2(1) of this Agreement, Agouron agrees that it will not amend, modify or waive any provision of the Rights Agreement and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the Board of Directors of Agouron has determined to accept pursuant to Section 5.5.

         5.13 Divisional Stock Proposal. Agouron agrees not to implement the proposal (the "Divisional Stock Proposal"), which such proposal would (i) increase the number of shares of authorized common stock to 150,000,000 shares, (ii) create two series of common stock to reflect separately the performances of Agouron's Oncology Division and its other businesses and
(iii) authorize the issuance of one or more additional series of common stock from undesignated shares of common stock.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Agouron, Warner-Lambert and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. Agouron shall have obtained the Required Agouron Vote in connection with the adoption of this Agreement by the stockholders of Agouron.

         (b) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other governmental body of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

         (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (d) NYSE Listing. The shares of Warner-Lambert Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the

SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (f) Pooling. Agouron shall have received and delivered to Warner-Lambert and Warner-Lambert's independent public accountants, a letter from its independent public accountants, dated as of the Closing Date, stating that Agouron qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature and accordingly is a poolable entity. Warner-Lambert shall have received and delivered to Agouron, a letter from its independent public accountants, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board, applicable SEC rules and regulations and other authoritative literature is appropriate if the Merger is closed and consummated as contemplated by this Agreement. Notwithstanding the foregoing, the satisfaction of this Section 6.1(f) shall not be a condition to the obligations of a party to effect the Merger if the failure to satisfy this condition results from any action taken or agreed to be taken by or on behalf of such party.

         6.2 Additional Conditions to Obligations of Warner-Lambert and Merger Sub. The obligations of Warner-Lambert and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Warner-Lambert, on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. (i) Each of the representations and warranties of Agouron set forth in this Agreement (read without any materiality, Material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except to the extent inaccuracies and breaches therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Agouron. Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Agouron to such effect.

         (ii) There has been no intentional breach of the representations and warranties of Agouron.

         (b) Performance of Obligations of Agouron. (i) Agouron shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Agouron, and Warner-Lambert shall have received a certificate of the chief executive officer and the chief financial officer of Agouron to such effect.

         (ii) Agouron shall not have intentionally breached any agreement or covenant required to be performed by Agouron under this Agreement.

         (c) Tax Opinion. Warner-Lambert shall have received from McDermott, Will & Emery, special tax counsel to Warner-Lambert, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Agouron and Warner-Lambert, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Agouron, Warner-Lambert and Merger Sub will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

         (d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Agouron.

         (e) Rights Agreement. No Share Acquisition Date or Distribution Date shall have occurred pursuant to the Rights Agreement.

         (f) Dissenting Agouron Shares. The aggregate number of shares of Agouron Common Stock owned by Persons who have made a demand for purchase under Section 1301 of the CGCL shall constitute less than 5% of all shares of Agouron Common Stock outstanding as of the date of the meeting of the Agouron Shareholders called for the purpose of voting on the Merger.

         6.3 Additional Conditions to Obligations of Agouron. The obligations of Agouron to effect the Merger are subject to the satisfaction of, or waiver by Agouron, on or prior to the Closing Date of the following additional conditions:

         (a) Representations and Warranties. (i) Each of the representations and warranties of Warner-Lambert set forth in this Agreement (read without any materiality or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except to the extent inaccuracies and breaches therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Warner-Lambert. Agouron shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

         (ii) There has been no intentional breach of the representations and warranties of Warner-Lambert.

         (b) Performance of Obligations of Warner-Lambert. (i) Warner-Lambert shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Warner-Lambert. Agouron shall have received a certificate of the chief executive officer and the chief financial officer of Warner-Lambert to such effect.

         (ii) Warner-Lambert shall not have intentionally breached any agreement or covenant required to be performed by Warner-Lambert under this Agreement.

         (c) Tax Opinion. Agouron shall have received from Shearman & Sterling counsel to Agouron, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates, based on appropriate representations of Agouron and Warner-Lambert, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Agouron, Warner-Lambert and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (d) No Material Adverse Change. At any time on or after the date of this Agreement, except for any FDA action which may arise out of the Advisory Committee meeting related to Rezulin that is currently scheduled for March 26, 1999, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Warner-Lambert.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Agouron (except as otherwise stated herein):

         (a)  By mutual written consent of Warner-Lambert and Agouron;

         (b) By either Warner-Lambert or Agouron, if the Merger shall not have been consummated on or before October 31, 1999 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

         (c) By Warner-Lambert or Agouron, if any required approval of the stockholders of Agouron for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

         (d) By Warner-Lambert or Agouron if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

         (e) By Agouron if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Warner-Lambert contained in this Agreement, which breach would (i) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) is incapable of being cured by Warner-Lambert or is not cured within 30 days of notice of such breach;

         (f) By Warner-Lambert if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Agouron contained in this Agreement, which breach would (i) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) is incapable of being cured by Agouron or is not cured within 30 days of notice of such breach; or the condition set forth in Section 6.2(d) has not or cannot be satisfied;

         (g) By Warner-Lambert (i) if the Board of Directors of Agouron shall have (a) failed to recommend or withdrawn, modified or amended in any respect adverse to Warner-Lambert or Merger Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so, or (b) approved or recommended an Acquisition Proposal from a Person (other than Warner-Lambert) or resolved to do so, or
(ii) Agouron materially breaches any of its agreements set forth in Section
5.5;

         (h) By Agouron, if as a result of an Acquisition Proposal the Board of Directors, shall have determined in good faith, based upon its receipt of the written advice of outside legal counsel, that the directors are obligated by their fiduciary duties in accordance with California law to terminate this Agreement and to approve the Acquisition Proposal; provided, however, that it shall be a condition precedent to the termination of this Agreement by Agouron pursuant to this Section 7.1(h) that Agouron shall have made the payment of the fee and expenses required by Section 7.3; or

         (i) By Warner-Lambert, if any person or group (as defined in Section 13(d)(3)of the Exchange Act) (other than Warner-Lambert, Merger Sub or any of their affiliates) shall have become (x) the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding shares of Agouron Common Stock or (y) shall have acquired 20% or more of the assets of Agouron and its Subsidiaries, taken as a whole.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in the confidentiality provisions of Section 5.3 and Sections 5.9, 7.3 and 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

         7.3  Fees and Expenses.

         (a)   If:

            (i) This Agreement is terminated pursuant to Sections 7.1(g),(h) or (i); or

            (ii) (x)(A) Warner-Lambert or Agouron terminate this Agreement pursuant to Section 7.1(c) if an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Agouron Stockholders Meeting, or (B) Warner-Lambert terminates this Agreement pursuant to Section 7.1(f) if the Board of Directors of Agouron were aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach and (y) in the case of (A) or (B), within 12 months thereafter, Agouron enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated;

then Agouron shall pay to Warner-Lambert and Merger Sub, (A) simultaneously with any termination by Agouron contemplated by Section 7.3(a)(i), (B) within one business day following any termination by Warner-Lambert contemplated by
Section 7.3(a)(i), and (C) within one business day following the occurrence of one of the events described in clause (y) of Section 7.3(a)(ii), a fee, in cash, of $60 million provided, however, that Agouron shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination.

         (b) Within one business day after the termination of this Agreement pursuant to (i) Section 7.1(c) if an Alternative Transaction or the intention to propose an Alternative Transaction shall have been publicly announced and not withdrawn prior to the Agouron Stockholders Meeting, (ii) Section 7.1(f) if the Board of Directors of Agouron were aware of the existence of an Alternative Transaction or the intention to propose an Alternative Transaction and such Alternative Transaction had not been withdrawn prior to such breach or (iii) Sections 7.1(g),(h) or (i), Agouron shall pay all of Warner-Lambert's and Merger Sub's Expenses (as defined below) up to a maximum of $10 million in the aggregate.

         For purposes of this Section 7.3, "Alternative Transaction" means any of the following events: (i) the acquisition of Agouron by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or otherwise by any person other than Warner-Lambert, Merger Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the assets of Agouron and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Agouron Common Stock; (iv) the adoption by Agouron of a plan of liquidation or the declaration or payment of an extraordinary dividend other than the Divisional Stock Proposal; or (v) the repurchase by Agouron or any of its Subsidiaries of 20% or more of the outstanding shares of Agouron Common Stock.

         (c) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby, except that each of Warner-Lambert and Agouron shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Agouron, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

         8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. Notwithstanding the foregoing, this Article VIII shall survive the Effective Time and the confidentiality provisions of Section 5.3, and Sections 5.9 and 7.3 shall survive the termination of this Agreement.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)    if to Warner-Lambert or Merger Sub, to

                   Warner-Lambert Company
                   201 Tabor Road
                   Morris Plains, New Jersey 07950
                   Fax: (973) 540-3927
                   Attention: Vice President and General Counsel

                   with a copy to

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York  10017
                   Fax: (212) 455-2502
                   Attention:  James Cotter
                               Gary Horowitz


            (b)    if to Agouron, to

                   Agouron Pharmaceuticals, Inc.
                   10350 North Torrey Pines Rd.
                   La Jolla, California 92037
                   Fax:  (619) 622-3297
                   Attention:  Vice President and General Counsel

                   with a copy to

                   Shearman & Sterling
                   599 Lexington Avenue
                   New York, New York  10022
                   Fax:  (212) 848-7180
                   Attention:  Mark Kessel
                               Creighton Condon

         8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.5  Entire Agreement; No Third Party Beneficiaries.

         (a)  This Agreement, the Stock Option Agreement and the
Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

         8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

         8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Warner-Lambert without the consent of Agouron, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.9 Submission to Jurisdiction; Waivers. Each of Warner-Lambert and Agouron irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York and each of Warner-Lambert and Agouron hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Warner-Lambert and Agouron hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.11  Definitions.  As used in this Agreement:

         (a) "Beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

         (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Agouron Disclosure Schedule or the Warner-Lambert Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

         (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

         (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

         (e) "Controlled Group" means any trade or business (whether or not incorporated) under common control with Agouron within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

         (f) "Exchange Ratio" means $60.00 divided by the Warner-Lambert Common Stock Price, rounded to the nearest 1/10,000, provided that the Exchange Ratio shall not be less than .8108 nor more than .9300.

         (g) "Known" or "Knowledge" means, (i) with respect to Agouron, the knowledge of such party's President, Chief Financial Officer, General Counsel, Senior Vice President-Commercial Affairs, Senior Vice President-Development or Corporate Vice President - Head of Operations and (ii) with respect to Warner-Lambert, the knowledge of such party's Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President-Pharmaceutical Sector or Vice President, Corporate Development and Licensing.

         (h) "Material Adverse Effect" means, with respect to any entity, an effect, individually or in the aggregate, materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries (including in the case of Warner-Lambert, following the Merger, the Surviving Corporation and its Subsidiaries) taken as a whole, (ii) the development of the Investigational Compounds, taken as a whole, or the marketing of Viracept or (iii) the ability of such party to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

         (i) "the other party" means, with respect to Agouron, Warner-Lambert and means, with respect to Warner-Lambert, Agouron.

         (j) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

         (k)  "SEC" means the Securities and Exchange Commission.

         (l) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         (m) "Warner-Lambert Common Stock Price" means the average of the closing sales prices of Warner-Lambert Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days up to and including the second immediately preceding trading day prior to the date of the Agouron Stockholders Meeting.



                        ______________________________

                          [Intentionally Left Blank]

         IN WITNESS WHEREOF, Warner-Lambert, Merger Sub and Agouron have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                          WARNER-LAMBERT COMPANY


                          By:  /s/  Lodewijk J.R. de Vink
                               ---------------------------------------------
                             Name:  Lodewijk J.R. de Vink
                             Title: President and Chief Operating Officer

                          By:  /s/  Rae G. Paltiel
                               ---------------------------------------------
                             Name:  Rae G. Paltiel
                             Title: Secretary

                          WLC ACQUISITION CORPORATION


                          By:  /s/  Anthony H. Wild
                               ---------------------------------------------
                             Name:  Anthony H. Wild
                             Title: President

                          By:  /s/  Richard B. Van Duyne
                               ---------------------------------------------
                             Name:  Richard B. Van Duyne
                             Title: Secretary


                          AGOURON PHARMACEUTICALS, INC.


                          By:  /s/  Peter Johnson
                               ---------------------------------------------
                             Name:  Peter Johnson
                             Title: President

                          By:  /s/  Gary Friedman
                               ---------------------------------------------
                             Name:  Gary Friedman
                             Title: Secretary